Exhibit Number

99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 24, 2023, certain subsidiaries of the Company entered into a definitive asset purchase agreement, as amended (the “Purchase Agreement”) with Florida Health Sciences Center, Inc., a Florida non-profit corporation, and certain of its affiliates, providing for the sale of substantially all of the assets, and the assumption of certain liabilities, related to the following acute care hospitals (and certain related businesses): Bravera Health Brooksville (120 licensed beds) in Brooksville, Florida, Bravera Health Seven Rivers (128 licensed beds) in Crystal River, Florida, and Bravera Health Spring Hill (124 licensed beds) in Spring Hill, Florida, (collectively, the “Bravera Health hospitals”) (the “Transaction”). On December 1, 2023, the Transaction was completed pursuant to the terms of the Purchase Agreement. The purchase price paid to the Company in connection with the Transaction at a preliminary closing on November 30, 2023, after giving effect to estimated working capital and purchase price adjustments, was approximately $294 million in cash.

The Company has determined that the operations of the Bravera Health hospitals that were divested in the Transaction do not meet the definition of discontinued operations pursuant to Financial Accountings Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the disposition of the Bravera Health hospitals had occurred as of September 30, 2023. The estimated gain on sale in connection with the Transaction is reflected in the unaudited pro forma condensed balance sheet within accumulated deficit.

The accompanying unaudited pro forma condensed consolidated statements of (loss) income for the nine months ended September 30, 2023 and the year ended December 31, 2022 (collectively, the “Pro Forma Periods”) include certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transaction had occurred on January 1, 2022. The amounts included in the historical columns represent the Company’s historical balance sheet and statements of (loss) income for the respective Pro Forma Periods presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transaction on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the three and nine months ended September 30, 2023, included in the Company’s Quarterly Report on Form 10-Q filed on October 26, 2023, and the Company’s financial statements for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K filed on February 15, 2023.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	September 30, 2023
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$91	$294	a	$385
Patient accounts receivable	2,160	-		2,160
Supplies	325	-		325
Prepaid income taxes	98	-		98
Prepaid expenses and taxes	249	-		249
Other current assets	325	(12)	b	313
Total current assets	3,248	282		3,530
Property and equipment	9,367	-		9,367
Less accumulated depreciation and amortization	(4,207)	-		(4,207)
Property and equipment, net	5,160	-		5,160
Goodwill	3,943	-		3,943
Deferred income taxes	49	-		49
Other assets, net	2,274	(224)	b	2,050
Total assets	$14,674	$58		$14,732

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$22	$-		$22
Current operating lease liabilities	121	-		121
Accounts payable	837	-		837
Accrued liabilities:
Employee compensation	513	-		513
Accrued interest	184	-		184
Other	472	(14)	b	458
Total current liabilities	2,149	(14)		2,135
Long-term debt	11,820	-		11,820
Deferred income taxes	344	11	c	355
Long-term operating lease liabilities	560	-		560
Other long-term liabilities	694	-		694
Total liabilities	15,567	(3)		15,564
Redeemable noncontrolling interests in equity of consolidated subsidiaries	329	-		329
STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	-	-		-
Common stock	1	-		1
Additional paid-in capital	2,170	-		2,170
Accumulated other comprehensive loss	(23)	-		(23)
Accumulated deficit	(3,611)	61	d	(3,550)
Total Community Health Systems, Inc. stockholders’ deficit	(1,463)	61		(1,402)
Noncontrolling interests in equity of consolidated subsidiaries	241	-		241
Total stockholders’ deficit	(1,222)	61		(1,161)
Total liabilities and stockholders’ deficit	$14,674	$58		$14,732

Unaudited Pro Forma Condensed Consolidated Statement of Loss
(In millions, except per share amounts)

	Nine Months Ended September 30, 2023
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$9,308	$(228)	e	$9,080
Operating costs and expenses:
Salaries and benefits	4,040	(90)	e	3,950
Supplies	1,499	(36)	e	1,463
Other operating expenses	2,524	(62)	e	2,462
Lease cost and rent	240	(5)	e	235
Depreciation and amortization	384	(11)	e	373
Impairment and (gain) loss on sale of businesses, net	(9)	-		(9)
Total operating costs and expenses	8,678	(204)	e	8,474
Income from operations	630	(24)		606
Interest expense, net	621	-		621
Equity in earnings of unconsolidated affiliates	(5)	-		(5)
Income (loss) before income taxes	14	(24)		(10)
Provision for income taxes	84	(5)	c	79
Net loss	(70)	(19)		(89)
Less: Net income attributable to noncontrolling interests	110	-		110
Net loss attributable to Community Health Systems,
Inc. stockholders	$(180)	$(19)		$(199)
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(1.38)			$(1.53)
Diluted	$(1.38)			$(1.53)
Weighted-average number of shares outstanding:
Basic	130			130
Diluted	130			130

Unaudited Pro Forma Condensed Consolidated Statement of Income
(In millions, except per share amounts)

	Year Ended December 31, 2022
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,211	$(271)	e	$11,940
Operating costs and expenses:
Salaries and benefits	5,330	(107)	e	5,223
Supplies	1,975	(43)	e	1,932
Other operating expenses	3,336	(84)	e	3,252
Depreciation and amortization	-	-		-
Lease cost and rent	317	(6)	e	311
Pandemic relief funds	(173)	8	e	(165)
Depreciation and amortization	534	(16)	e	518
Impairment and (gain) loss on sale of businesses, net	71	(72)	d	(1)
Total operating costs and expenses	11,390	(320)		11,070
Income from operations	821	49		870
Interest expense, net	858	-		858
Gain from early extinguishment of debt	(253)	-		(253)
Gain from CoreTrust transaction	(119)	-		(119)
Equity in earnings of unconsolidated affiliates	(14)	-		(14)
Income before income taxes	349	49		398
Provision for income taxes	170	6	c, d	176
Net income	179	43		222
Less: Net income attributable to noncontrolling interests	133	-		133
Net income attributable to Community Health Systems,
Inc. stockholders	$46	$43		$89
Earnings per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$0.35			$0.69
Diluted	$0.35			$0.68
Weighted-average number of shares outstanding:
Basic	129			129
Diluted	130			130

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a)
Adjustment represents cash consideration received from the sale of the Bravera Health hospitals of approximately $294 million.
b)
Adjustments represent the elimination of assets and liabilities held for sale attributable to the Bravera Health hospitals.
c)
Adjustments represent the impact to income taxes associated with the sale of the Bravera Health hospitals. The benefit for the nine months ended September 30, 2023 relates to the elimination of revenues, costs and expenses set forth in Note (e). For the year ended December 31, 2022, a benefit of approximately $5 million related to the elimination of revenues, costs and expenses set forth in Note (e) is offset by income tax expense of approximately $11 million related to the gain on sale. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.
d)
Adjustments reflect the pre-tax gain on sale of the Bravera Health hospitals of $72 million ($61 million net of tax) calculated as follows:

Cash received	$294
Less: Carrying value of the Bravera Health hospitals	(118)
Less: Goodwill allocated to sale of the Bravera Health hospitals	(104)
Pro forma gain before income taxes	72
Provision for income taxes	(11)
Pro forma net gain on sale of the Bravera Health hospitals	$61

e)
Adjustments reflect the elimination of revenues, costs and expenses directly attributable to the Bravera Health hospitals. Adjustments do not include certain general corporate overhead costs previously allocated to the Bravera Health hospitals that will have a continuing effect on the Company post-closing.